VENATOR OUTSIDE DIRECTORS
ELECTIVE DEFERRAL PLAN
This Elective Deferral Plan of Venator Materials PLC is effective as of November 14, 2017 except as otherwise provided in this Plan.
ARTICLE I
NAME

1.1    Name. The Plan shall be known as the “Venator Outside Directors Elective Deferral Plan” and is hereinafter sometimes referred to as the “Plan.”
ARTICLE II
PURPOSE
2.1    Purpose. This Plan has been created for the primary purpose of providing outside directors of the Employer with the ability to defer the receipt of director fees.
ARTICLE III
DEFINITIONS
When used herein, the following words shall have the meanings indicated, unless the context clearly indicates otherwise:
3.1    Account. The word “Account” shall mean the Deferral Account described in Section 5.1.
3.2    Beneficiary. The word “Beneficiary” shall mean the person or persons entitled to receive benefits upon the death of a Director under this Plan.
3.3    Code. The word “Code” shall mean the Internal Revenue Code of 1986, as amended.
3.4    Code Section 409A. The words “Code Section 409A” means Code Section 409A, including the guidance and regulations promulgated thereunder and successor provisions, guidance and regulations thereto.
3.5    Commencement Date. The words “Commencement Date” shall mean the Termination Date of the Director, provided, however, if the Director is a Specified Employee as of the Termination Date, then the Commencement Date shall be the date that is six months after the Termination Date.
(a)    “Specified Employee” means a Director who as of the Termination Date of the Director is considered a Key Employee of the Employer or a Related Employer, any stock of which is publicly traded (whether on an established market or otherwise) as of the Termination Date.

(b)    A Director is considered a “Key Employee” for the entire 12 month period beginning on an April 1 (this April 1 is referred to herein as the applicable effective date) if the Director meets the requirements of Code Section 416(i)(1)(A)(i), (ii) or (iii) (applying the applicable regulations thereunder but disregarding Code Section 416(i)(5)) at any time during the 12-month period ending on the December 31 immediately preceding the applicable effective date. For example, if the Director met the applicable requirements of Code Section 416(i) listed above at any time during the 2017 calendar year, then for the 12 month period beginning April 1, 2018 the Director will be considered a Key Employee.
(c)    “Related Employer” means with respect to the Employer (i) a corporation which is a member of a controlled group of corporations (within the meaning of Code Section 1563(a) determined without regard to Section 1563(a)(4) and (e)(3)(C) thereof) with the Employer, and (i) any trade or business (whether or not incorporated) which is under common control (as defined in Code Section 414(c) and regulations thereunder) with the Employer.
3.6    Deferral Account. The words “Deferral Account” shall mean the account maintained on the books of the Employer as described in Section 5.1.
3.7    Director. The word “Director” shall mean an Eligible Person who has become a participant in the Plan.
3.8    Directors Fees. The words “Directors Fees” with respect to a Director shall mean the total amount payable in cash to the Director for services as a member or committee member of the Board of Directors of the Employer.
3.9    Effective Date. The “Effective Date” of this Plan shall be November 14, 2017.
3.10    Eligible Person. The words “Eligible Person” shall mean any member of the Board of Directors of the Employer receiving Directors Fees who is not an employee of the Employer or any of its affiliates.
3.11    Employer. The word “Employer” shall mean Venator Materials PLC or any successor thereof, if its successor shall adopt this Plan.
3.12    Plan. The word “Plan” shall mean the Elective Deferral Plan set forth in and by this document, as the same may be amended from time to time.
3.13    Plan Administrator. The words “Plan Administrator” shall mean the person or committee designated by the Employer to administer this Plan. In the absence of an effective designation, it shall mean the Employer.
3.14    Plan Year. The words “Plan Year” shall mean the calendar year.
3.15    Termination Date. The words “Termination Date” mean the date as of which the Plan Administrator reasonably determines that no further personal services to the Employer or any Affiliate, whether as a director, an employee or otherwise, will be provided by the Director, determined in accordance with Code Section 409A. For purposes of this determination, the Director shall be treated as continuing to provide personal services for purposes of this Plan during the period up to six months that the Director is on military leave, sick leave or other bona fide leave of absence, or treated as continuing to provide personal service during the entire period of such leave if the Director retains the right to reemployment under applicable law or by contract at the end of such leave.
(a)    “Affiliate” means (i) a corporation which is a member of a controlled group of corporations (within the meaning of Code Section 1563(a) determined without regard to Sections 1563(a)(4) and (e)(3)(C) thereof) which includes the Employer, provided that the phrase “more than 50 percent” shall be substituted for the phrase “at least 80 percent” in Code Section I563(a)(1), and (i) any trade or business (whether or not incorporated) which is under common control (as defined in Code Section 414(c) as modified by Section 415(h) thereof and regulations thereunder) with the Employer.
3.16    Unforeseeable Emergency. The words “Unforeseeable Emergency” of a Director shall mean a severe financial hardship to the Director resulting from an illness or accident of the Director, the spouse of the Director, the beneficiary of the Director or a dependent of the Director (as defined in Code Section 152, without regard to Code Sections 152(b)(1), (b)(2) and (d)(1)(B)), loss of the Director’s property due to casualty, the imminent foreclosure of or eviction from Director’s primary residence, the need to pay medical expenses or prescription drug medications, the need to pay for funeral expenses of a spouse, beneficiary or dependent, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Director that is determined by the Plan Administrator to be an “unforeseeable emergency” within the meaning of Code Section 409A(a)(2)(B)(ii).
ARTICLE IV
ELIGIBILITY
4.1    Participation. Each Eligible Person shall be eligible to participate in this Plan as of the first day of the month coincident with or immediately following the date he or she becomes an Eligible Person. A Director shall cease to be eligible to make further elective deferrals under this Plan at such time as the Director ceases to be an Eligible Person.
4.2    Elections.    A Director may make an election once each Plan Year to defer receipt of all or a portion of the Directors Fees payable to the Director with respect to the Plan Year and such election may not be modified during the Plan Year. The election for a Plan Year must be made prior to the beginning of the Plan Year. Notwithstanding the foregoing, an individual who first becomes an Eligible Person during a Plan Year may make an election within 30 days of the date the Eligible Person became a member of the Board of Directors, which election shall apply with respect to Directors Fees payable with respect to such Plan Year under rules established by the Plan Administrator. An election shall be in writing and shall conform to the applicable rules and procedures established by the Plan Administrator
Notwithstanding the foregoing restrictions on the modification of elections, the deferral elections of a Director who elects under Section 6.5 to receive a distribution upon an Unforeseeable Emergency shall be cancelled as of the date of the election under Section 6.5. The cancellation shall be applicable to fees payable for the balance of the year following the cancellation. Following a cancellation, no further elections of deferral may be made with respect to Director Fees payable during that year.
ARTICLE V
ACCOUNTS
5.1    Establishment and Determination of Elective Account. The Employer shall establish an Elective Deferral Account on its books for each Director. The Deferral Account balance of a Director shall be credited with each of the following:
(a)    Elective Deferral Contribution. The Employer shall credit to the Deferral Account of the Director the amount specified by the election of the Director under Section 4.2 at the time the Directors Fees would otherwise have been paid to the Director. The Director Fees actually paid to the Director for the period by the Employer shall be reduced by the amount credited to the Deferral Account under this Section 5.1(a).
(b)    Earnings. As of the end of each month, and as of the date the benefit is payable under Article VI, the Employer shall adjust the Deferral Account of a Director under rules established by the Plan Administrator to reflect the increase or decrease that would have been incurred by the account since the last day of the preceding month if the account had been invested for the applicable period in the investments selected in advance by the Director from those made available by the Plan Administrator, or to the extent no selection has properly been made, by adjusting the account to reflect the increase or decrease that would have been incurred by the account for the applicable period if the account had been invested for the applicable period in the fixed income fund selected in its sole discretion by the Plan Administrator. The Plan Administrator shall prescribe such rules as it deems necessary or appropriate regarding the adjustments to the Deferral Accounts to reflect the timing of investment elections made by the Director and the timing of amounts being credited or debited to the Deferral Accounts.
The Deferral Account balance of a Director shall be debited with the amount paid to or on behalf of the Director under this Plan.
5.2    Statement of Accounts. The Plan Administrator shall provide to each Director within 120 days after the close of each Plan Year, a statement in such form as the Plan Administrator selects setting forth the balance, if any, in the Deferral Account of the Director as of the last day of the Plan Year just ended.
5.3    Accounting Device Only. The Deferral Account shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Director under this Plan. The Deferral Account shall not constitute or be treated as a trust fund of any kind.
ARTICLE VI
PAYMENT OF ACCOUNTS

6.1    Benefit Payment. A Director shall be entitled to a payment equal to the amount credited to his or her Deferral Account as of the Commencement Date. The payment shall commence to be paid within 60 days of the Commencement Date on a date selected by the Plan Administrator in its sole discretion.
6.2    Form of Payment. Subject to Section 6.3, the amount due the Director shall be paid in one of the following forms as selected by the Director in writing in his or her initial election form:
(a)    a single cash lump sum payment; or
(b)    installments over a period of three years; or
(c)    installments over a period of five years; or
(d)    installments over a period of ten years.
Notwithstanding the foregoing, in the event the amount credited to the Deferral Account at the Commencement Date does not exceed the limit of Code Section 402(g)(1)(B), determined as of the Commencement Date, such benefits shall be paid in the form of a single lump sum payment to the Director without regard to the form of payment elected by the Director.
In the event payment is made in installments, the Deferral Account used to measure the amount due the Director shall continue to be adjusted for earnings under rules prescribed by the Plan Administrator as provided in Section 5.1(b). In the event no form of payment is elected, the amount due the Director shall be paid in a form of a single lump sum payment.
6.3    Change in Form of Payment. A Director may change his or her election of the form of payment for a Commencement Date to another form available under Section 6.2 only as allowed pursuant to Code Section 409A(a)(4)(C) and the regulations promulgated thereunder, by submitting a written election form to the Plan Administrator; provided
(a)    such election shall not be effective for a Commencement Date that occurs within 12 months from the date the election form was received by the Plan Administrator; and
(b)    if the Commencement Date is on account of a separation from service, notwithstanding other provisions of this Plan, the payment or payments to which the Director is entitled shall not commence to be paid to the Director until 5 years from the date that the payment or payments would otherwise have commenced if the election to change the form of payment had not been made.
6.4    Payment to Beneficiary. In the event a Director dies before receiving his or her full benefit under this Plan, the Employer shall pay any remaining amount due on behalf of the Director hereunder to the Beneficiary of the Director. Such payment shall be in the form of a single cash payment. The payment shall be paid within 60 days following the date of death on a date selected by the Plan Administrator in its sole discretion. A Director may designate a Beneficiary on the form prescribed by and delivered to the Plan Administrator. If no Beneficiary is properly designated under this Plan, then the Beneficiary shall be the spouse of the Director, if living. If there is no Beneficiary after application of the foregoing provisions of this Section, then the payment shall be made to the estate of the Director. If under these rules the benefits are payable to the estate of the Director, and either the Plan Administrator cannot locate a qualified representative of the deceased Director’s estate, or if administration of the estate is not otherwise required, the Plan Administrator in its discretion may make the distribution to the deceased Director’s heirs at law, determined in accordance with the law of the State of the Director’s domicile in effect as of the date of the Director’s death.
6.5    Distribution in Event of Unforeseeable Emergency. Prior to the Commencement Date, a Director may request a distribution of all or a portion of the amount credited to his or her Deferral Account in the event of an Unforeseeable Emergency. The Plan Administrator shall determine, in a non-discriminatory manner, whether a Director has an Unforeseeable Emergency. The amount of the distribution shall be limited to the amounts reasonably necessary to satisfy the emergency need as determined by the Plan Administrator applying the provisions of the applicable regulations under Code Section 409A (including taking into account the tax costs of the distribution and the amounts available from other sources of the Director).
6.6    Discretionary Distribution for Taxes. The Plan is intended to comply with the provisions of Code Section 409A. In the event the Plan fails to meet the requirements of Code Section 409A, the Plan Administrator may, in the Plan Administrator’s sole discretion, distribute to the affected Director(s) the amount(s) such Director(s) are required to include in income as a result of such failure of the Plan to comply with Code Section 409A. In the event of such a distribution, the affected Director(s)’s benefits hereunder shall be adjusted to reflect the value of the amount so distributed. At the discretion of the Plan Administrator, the amount necessary to pay the: (a) Federal Insurance Contributions Act tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2) (the “FICA Amount”), and/or (a) Railroad Retirement Act tax imposed under Code Sections 3201, 3211, 3231(e)(1) and 3231(e)(8) (the “RRTA Amount”) on compensation deferred under the Plan, may be distributed to the affected Director and the benefits of such Director hereunder shall be adjusted to reflect the value of the amount so distributed. Additionally, in its discretion, the Plan Administrator may provide for the distribution to the affected Director of the amount necessary to pay the income tax at source on wages imposed under Code Section 3401 or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the distribution of the FICA Amount or RRTA Amount, and to pay the additional income tax at source on wages attributable to the pyramiding Code Section 3401 wages and taxes. In no event however, shall the total amount distributed pursuant to this paragraph to a particular Director with respect to the Director’s deferrals under the Plan exceed the aggregate of the FICA Amount and the RRTA Amount with respect to such deferrals, and the income tax withholding related to such FICA Amount or RRTA Amount. The benefits of such Director hereunder shall be adjusted to reflect the value of the amount so distributed.
ARTICLE VII
ADMINISTRATION OF THE PLAN

7.1    Plan Administration. The Plan Administrator shall have the authority to interpret the Plan and issue such administrative procedures as it deems appropriate. The Plan Administrator shall have the duty and responsibility of maintaining records, making the requisite calculations and disbursing the payments hereunder. The Plan Administrator's interpretations, determinations, regulations and calculations shall be final and binding on all persons and parties concerned.
7.2    Amendment and Termination. The Employer may amend or terminate the Plan at any time, provided, however, that (a) no such amendment or termination shall adversely affect the benefit to which a Director is entitled under Article VI prior to the date of such amendment or termination unless the change is necessary to keep the Plan in compliance with the applicable provisions of the law, including Code Section 409A, and (a) no such amendment or termination shall cancel or revoke an election made by the Director under Section 4.2 for the year in which the amendment or termination occurs prior to the end of that year unless to do so is determined by the Employer in good faith not to cause the Plan to fail to comply with Code Section 409A. In the event of a termination of the Plan, benefits shall be retained under the terms of the Plan until the Director reaches his or her Commencement Date under the Plan; provided, however, the Employer may elect to make distribution earlier to the Director if the Employer determines in good faith that such distribution does not cause the Plan to fail to comply with Code Section 409A. The liabilities of this Plan relating to a Director may in the discretion of the Employer be transferred to another plan or program of the Employer, provided that the Employer determines in good faith that the transfer and the provisions of the plan or program receiving the transfer applicable to the transfer do not result in any change to the benefits being transferred that would cause those benefits to be subject to income taxation under the Code prior to distribution to the Director.
Except as otherwise expressly provided in other sections of this Plan, the payment of any benefits under the Plan may not be accelerated, including upon the amendment or termination of the Plan, except in a manner that the Employer determines in good faith does not cause the Plan to fail to comply with Code Section 409A.
7.3    Payments. The Employer will pay all benefits arising under this Plan. There shall be deducted from each payment any federal, state or local withholding or taxes or charges which may be required under applicable law as determined by the Employer.
7.4    Non-assignability of Benefits. The benefits payable hereunder or the right to receive future benefits under the Plan may not be anticipated, alienated, pledged, encumbered, or subjected to any charge or legal process, and if any attempt is made to do so, or a person eligible for any benefits becomes bankrupt, the earnings under the Plan of the person affected may be terminated by the Plan Administrator which, in its sole discretion, may cause the same to be held or applied for the benefit of one or more of the dependents of such person or make any other disposition of such benefits that it deems appropriate.
7.5    Status of Plan. Nothing contained herein shall be construed as providing for assets to be held in trust or escrow or any other form of asset segregation for the Director or for any other person or persons to whom benefits are to be paid pursuant to the terms of this Plan, the Director's only right hereunder being the right to receive the benefits set forth herein. To the extent any person acquires a right to receive benefits under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Employer.
7.6    Reports and Records. The Plan Administrator and those to whom the Plan Administrator has delegated duties under the Plan shall keep records of all their proceedings and actions and shall maintain books of account, records, and other data as shall be necessary for the proper administration of the Plan and for compliance with applicable law.
7.7    Finances. The costs of the Plan shall be borne by the Employer. The rights of the Director (or of his or her Beneficiary) to benefits under the Plan shall be solely those of an unsecured general creditor of the Employer. Any assets acquired by or held by the Employer shall not be deemed to be held as security for the performance of the obligations of the Employer under this Plan.
7.8    Nonguarantee of Position. Nothing contained in this Plan shall be construed as a right of any Director to be continued in his or her position as a member of the Board of Directors.
7.9    Applicable Law. All questions pertaining to the construction, validity and effect of the Plan shall be determined in accordance with the laws of the United States and to the extent not pre-empted by such laws, by the laws of the State of Utah.
7.10    Headings. The headings of Sections and Articles in this Plan are for convenience purposes only and shall in no way control or be used in the interpretation of the content of the Sections or Articles or this Plan as a whole.
7.11    Number and Gender. Where the context requires, the singular shall include the plural and the plural shall include the singular, and any gender shall include both other genders.
Dated this 14th day of November 2017.

VENATOR MATERIALS PLC

By: /s/ Russ R. Stolle
Name: Russ R. Stolle
Title: Senior Vice President, General Counsel and
Chief Compliance Officer